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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                   SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  | |

Filed by a Party other than the Registrant  |X|

Check the appropriate box:

|X|  Preliminary Proxy Statement                                | |  Confidential, for Use of the Commission Only
                                                                     (as permitted by Rule 14a-6(e)(2))

| |  Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting Material Pursuant to Section 240.14a-12


                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                PAUL J. DEMATTIA
                                  JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
|X|  No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:
| | Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

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April XX, 2002


The Committee of Concerned Europa Stockholders
c/o James Illius
3791 Francis Drive
Rocky River, Ohio 44116

Dear Fellow Stockholder:

We have formed the Committee of Concerned Europa Stockholders (the "Committee"), which includes John R. Duber and James C. Illius, two of the four members of the Board of Directors of Europa Cruises Corporation (the "Company"). By now, you may have heard that Mr. Frank E. Williams, Jr., a stockholder of the Company, has requested stockholders to remove Mr. John R. Duber from the Board of Directors. There is currently a split in the Board of Directors, and together Mr. Duber and Mr. Illius represent one-half of the Board. We are writing to you in opposition to Mr. Williams's consent solicitation and to instead request your support for the removal of Ms. Deborah Vitale from the Company's Board of Directors. We support the replacement of Ms. Vitale with the Committee's nominee, Mr. James Rafferty, an experienced professional in the gaming industry. Mr. Rafferty has proposed to the Committee a viable business plan to develop the Company's primary remaining asset, the 404.5 acre parcel of land in Diamondhead, Mississippi. We believe that Mr. Rafferty's proposal will revitalize the Company with the engagement of experienced casino industry professionals who have extensive knowledge on how to design, build, finance and operate a deluxe casino entertainment complex, which we believe is lacking in current management.

This Consent Statement and enclosed form of Consent are first being mailed to holders of the Company's voting stock on or about April __, 2002. This Consent Statement and accompanying form of Consent propose that the following actions, in the order set forth below, be approved and effected by written consent in lieu of a meeting of stockholders as authorized by the Delaware General Corporation Law:

     1. To remove Ms. Deborah Vitale, the current Chairman of the Board of Directors.

     2. To elect to the Board of Directors the Committee's nominee, Mr. James Rafferty, to serve until his successor has been duly elected and qualified.

WE ARE ALSO ASKING YOU TO REVOKE ANY PRIOR WRITTEN CONSENT THAT YOU MAY HAVE EXECUTED TO REMOVE MR. JOHN DUBER AS A MEMBER OF THE BOARD OF DIRECTORS AND REPLACE HIM WITH MR. FRANK E. WILLIAMS, JR., BY INDICATING YOUR REVOCATION ON THE ENCLOSED WHITE CONSENT CARD.



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

WE URGE YOU TO READ THE CONSENT STATEMENT CAREFULLY. THE COMMITTEE STRONGLY RECOMMENDS THAT YOU SIGN, DATE AND MAIL YOUR WHITE CONSENT CARD PROMPTLY.

                                  Sincerely,

                                  The Committee of Concerned Europa Stockholders

                                        James Illius
                                        John Duber
                                        Paul DeMattia
                                        Roger Smith


YOUR CONSENT IS IMPORTANT NO MATTER HOW FEW SHARES YOU OWN. PLEASE MARK, SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. ABSTENTION OR FAILURE TO GIVE YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

                                CONSENT STATEMENT
                                       OF
                 THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS

                                (THE "COMMITTEE")



               QUESTIONS AND ANSWERS ABOUT THIS CONSENT STATEMENT

Q:   WHO IS MAKING THIS CONSENT SOLICITATION?

A:   This solicitation is being made by The Committee of Concerned Europa
Stockholders, consisting of one-half of the current members of the Company's Board of Directors, James C. Illius and John R. Duber, former director Paul DeMattia and stockholder Roger Smith.

Q:   WHAT ARE WE ASKING YOU TO DO?

A:   You are being asked to take the following actions:

1. To consent to the removal of Ms. Deborah Vitale, the current Chairman of the Board of Directors.

2. To consent to the election of Mr. James Rafferty to the Board of Directors, to serve until his successor has been duly elected and qualified.

We are also asking you to revoke any prior written consents that you may already have executed to remove Mr. Duber as a director and replace him with Mr. Williams by indicating your revocation on the enclosed WHITE consent card.

Q:   WHY ARE WE SOLICITING YOUR CONSENT?

A:   We are soliciting your consent to end the current deadlock in the Board of
Directors. As more fully described in the section entitled "Reasons for This Consent Solicitation," on page __ of this Consent Statement, we have attempted to present a proposal to develop the Diamondhead, Mississippi property to the Board of Directors, but have met with resistance from current management. We believe that Mr. Rafferty's proposal to develop a deluxe casino entertainment complex is a viable business plan that has the potential to create value for you as a stockholder. Mr. Rafferty has the necessary professional experience in the gaming industry to fully develop the Diamondhead property. We believe current management lacks this experience.

Q:   WHO IS JAMES RAFFERTY?

A:   Our nominee for director is Mr. James Rafferty. Mr. Rafferty does not presently serve the Company in any capacity. Mr. Rafferty has almost 24 years of experience in the gaming industry and most recently served as Senior Vice President of Corporate Marketing for Harveys Casino Resorts. Mr. Rafferty can bring to the Company a team of experienced casino professionals who have extensive knowledge on how to design, build, finance and operate a deluxe casino entertainment complex. For more information on Mr. Rafferty's business experience, you should refer to the section entitled "The

Committee's Nominee-- James Rafferty," on page __ of this Consent Statement.

Q:   IF MR. RAFFERTY IS ELECTED, AND MS. VITALE IS REMOVED, WHO WILL BE THE
DIRECTORS OF THE COMPANY?

A:   If Mr. Rafferty is elected and Ms. Vitale is removed from the Board of
Directors, we expect that Ms. Vitale will be terminated as the Company's CEO, President, Secretary, and Treasurer, and with regard to any positions she holds with any of the Company's subsidiaries. We expect that the new Board will consist of Mr. Rafferty, who would be a new Board member, Messrs. Duber and Illius, and Mr. Gregory A. Harrison, existing members of the Board. As a member of the Board, the Committee expects that Mr. Rafferty will assist in hiring an experienced management team to successfully design, develop, build, and operate a deluxe casino entertainment complex at the Diamondhead property.

Q:   HOW WOULD THE NEWLY RECONSTITUTED BOARD IMPROVE THE COMPANY'S PERFORMANCE?

A:   The current Board of Directors is deadlocked, and Ms. Vitale has resisted a presentation of the details of the Rafferty proposal to the Board. With Mr. Rafferty as a member of the Board, the Company can move forward with the development of the Diamondhead property and in doing so, capitalize on Mr. Rafferty's management expertise, credibility, and contacts in the casino gaming industry and financial markets.

Q:   ON WHAT BASIS MAY MS. VITALE BE REMOVED FROM THE BOARD?

A:   The Delaware General Corporation Law and the Company's bylaws provide that a director of the Company may be removed at any time, either with or without cause, through the written consent of the holders of a majority of the outstanding eligible voting stock of the Company. Please see the section entitled "Removal and Consent Procedures Under Delaware Law" beginning on page ___ of this Consent Statement. Ms. Vitale would be removed "without cause."

Q:   WHO CAN CONSENT TO THESE MATTERS?

A:   Stockholders of record as of April 25, 2002 (the "Record Date") are entitled to consent to these Proposals. Therefore, if you owned shares of the Company on April 25, 2002, you have the right to consent to the Proposals, even if you disposed of some or all of your shares after the Record Date.

If you have previously executed a consent in connection with Mr. Williams's consent solicitation to remove Mr. Duber from the Board and replace him, you can revoke that consent by indicating your revocation on the enclosed WHITE consent card.

Q:   HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE PROPOSALS TO ADOPT THEM?

A:   We must receive consents from a majority (i.e., more than 50%) of the issued and outstanding shares of eligible voting stock of the Company as of the Record Date as to each Proposal in order for each of the Proposals to be adopted. In its most recent Annual Report on Form 10-KSB, the Company reported having 32,620,043 shares of common stock outstanding as of April 1, 2002. There are also 1,826,000 shares of the Company's preferred stock that are eligible to vote, one vote per share, on any and all matters presented to the holders of the common stock for a vote. Therefore, the affirmative vote of at least 17,223,023 shares of the Company's eligible voting stock is necessary to adopt each of the Proposals. Your failure to return the consent card, or electing to "Abstain" will have the same effect as a "no" vote.

Q:   WHEN WILL THE PROPOSALS BECOME EFFECTIVE?

A:   The Proposals will become effective and Mr. Rafferty will take office as a director when we receive and deliver to the Company valid and unrevoked consents for those Proposals from record holders representing more than a majority of the issued and outstanding shares of the Company's eligible voting stock as of the Record Date. Promptly after the effectiveness of the Proposals, the Company is required to notify all stockholders that the Proposals were adopted and became effective.

Q:   IS THE EFFECTIVENESS OF ONE PROPOSAL CONDITIONED UPON THE ADOPTION OF THE
OTHER PROPOSAL?

A:   No. One Proposal could be adopted without the adoption of the other
Proposal. For example, for so long as there remains a vacancy on the Company's five-person Board of Directors, Mr. Rafferty could be elected to the Board even if Ms. Vitale is not removed. The Committee strongly recommends that you vote your shares in FAVOR of both Proposals. The Committee also recommends that you revoke any prior written consents that you may already have executed to remove Mr. Duber as a director and replace him with Mr. Williams.

Q:   WHAT IS THE DEADLINE FOR SUBMITTING CONSENTS?

A:   Under section 228(c) of the Delaware General Corporation Law, consents must be received by the Company within 60 days of the Record Date in order to be effective. Accordingly, CONSENTS CANNOT BE SUBMITTED LATER THAN JUNE 26, 2002. However, because the Proposals will become effective upon our delivery to the Company of valid and unrevoked consent cards totaling more than 50% of the shares entitled to vote as of the Record Date, and because this may occur before the 60 day period has expired, we urge you TO ACT PROMPTLY in order to assure that your vote will count.

Q:   WHAT SHOULD YOU DO TO CONSENT TO THE PROPOSALS?

A:   If your shares of voting stock are held in your own name, please sign, date, mail, hand-deliver or fax the enclosed WHITE consent card today to our consent solicitor, Georgeson Shareholder Communications Inc. at the following address:

     Georgeson Shareholder
     Communications Inc.
     17 State Street
     10th Floor
     New York, NY 10004
     Fax: (212) 440-9009

If your shares of voting stock are held in "street name," only your bank or broker can execute a consent on your behalf, but only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your shares.

Q:   CAN YOU REVOKE YOUR CONSENT TO THE PROPOSALS?

A:   Yes. You may revoke an executed consent card at any time before the
Proposals become effective by dating, signing, and delivering a written revocation

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to our consent solicitor, Georgeson Shareholder Communications Inc. 17 State
Street, 10th Floor, New York, NY 10004 or by facsimile at (212) 440-9009. Your revocation may be in any written form signed by the "record holder" so long as it clearly states that the consent previously given is no longer effective. If you are a "record holder," your shares or certificates are represented by certificates in your name. If you hold your shares through a bank or broker, the bank or broker is the "record holder." Additionally, the delivery of a subsequent and properly dated WHITE consent card in opposition to an earlier properly completed WHITE consent card will also constitute a revocation of the earlier consent.

Although a revocation is also effective if delivered to the Company, we request that either the original or photostatic copies of all revocations of consents be promptly mailed or delivered to us at the above address or facsimile number so that we will be aware of all revocations and can more accurately determine if and when the requisite consents to the actions described herein have been received. Revocations to the Company may be delivered to its principal office at 150 153rd Avenue East, Suite 202, Madeira Beach, Florida 33708, or to any other address provided by the Company.

Q:   WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:   Please contact Georgeson Shareholder Communications Inc. toll-free by telephone at (866) 318-0501. Banks and brokerage firms please call collect:
(212) 440-9800. You can access more information about our solicitation on the World Wide Web at www.proxymaterial.com/kruz/.

                                  INTRODUCTION

This Consent Statement and accompanying consent card are being furnished to holders of the Company's outstanding shares of eligible voting stock in connection with the Committee's solicitation from such holders of written consents to take the following actions without a stockholders meeting, as permitted by the Delaware General Corporation Law ("DGCL"):

     1. To remove Ms. Deborah Vitale, the current Chairman of the Board of Directors.

     2. To elect to the Board of Directors the Committee's nominee, Mr. James Rafferty, to serve until his successor has been duly elected and qualified.

WE ARE ALSO ASKING YOU TO REVOKE ANY PRIOR WRITTEN CONSENTS THAT YOU MAY ALREADY HAVE EXECUTED TO REMOVE MR. JOHN DUBER AS A MEMBER OF THE BOARD OF DIRECTORS AND REPLACE HIM WITH MR. FRANK E. WILLIAMS, JR., BY INDICATING YOUR REVOCATION ON THE ENCLOSED WHITE CONSENT CARD. This consent solicitation is being made by the members of the Committee in their capacity as stockholders of the Company. THE COMMITTEE STRONGLY RECOMMENDS VOTING YOUR SHARES IN FAVOR OF EACH OF THE PROPOSALS DESCRIBED IN THIS CONSENT STATEMENT. This Consent Statement and the enclosed WHITE consent card are first being furnished to stockholders of the Company on or about April __, 2002.

Approval of the Proposals requires the written consent of a majority of the eligible voting stock as of April 25, 2002 (the "Record Date"). Stockholders of record as of the close of business on the Record Date will be entitled to one vote for each share of outstanding common stock and one vote for each share of outstanding voting preferred stock. Therefore, if you sold shares subsequent to the Record Date, you still retain your voting rights with respect to such shares. The majority of the issued and outstanding common stock and preferred stock, voting together as a single class, is required for approval. The Company's certificate of incorporation and bylaws do not provide for cumulative voting. According to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 11, 2002, the Company reported having the following voting securities issued and outstanding:
32,620,043 shares of common stock, 926,000 shares of Series S Preferred Stock, and 900,000 shares of Series S-NR Preferred Stock. Additionally, according to the Form 10-KSB, 296,000 shares of nonvoting Series S-PIK Junior Preferred Stock, which is convertible into common stock at a 1:1 ratio, were issued and outstanding as of December 31, 2001.

The Proposals will become effective when properly completed, unrevoked consents are signed by the holders of a minimum of _____________ shares of the Company's outstanding eligible voting securities on or before June 26, 2002. You should refer to the section below entitled "Important -- Consent Process" for more information on how to complete your consent. We urge you to execute and return your WHITE consent card promptly, but no later than June 26, 2002. Additionally, because the Proposals will become effective only if executed consents are returned by holders of record on the Record Date of a majority of the issued and outstanding shares of the Company's eligible voting securities, THE FAILURE TO EXECUTE AND TIMELY RETURN A WHITE CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS. Promptly


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

after the effectiveness of the Proposals, the Company is required to notify all stockholders that the Proposals were adopted and became effective.

Holders of the Company's voting stock do not have dissenters' appraisal rights under the DGCL in connection with this Consent Statement or the Proposals contained herein.

                    THE COMMITTEE'S NOMINEE -- JAMES RAFFERTY

JAMES RAFFERTY, age 46, has extensive experience in managing all aspects of the operations of a casino, with close to 24 years of experience in the gaming industry. Currently, he is a principal in his own consulting firm, Rafferty & Associates, which specializes is marketing and strategic planning for the casino industry. He held various positions of authority with Harveys Casino Resorts for the previous 13 years, and for the last five of those years served as Senior Vice President of Corporate Marketing. Mr. Rafferty is or has been licensed and/or permitted to operate casinos in Nevada, Iowa, and New Jersey. He was part of the senior management team that led the sale of Harveys Casino Resorts (constituting four separate casinos) to Harrahs Entertainment, Inc.
on August 1, 2001. Mr. Rafferty has long participated in various roles on five significant "ground-up" casino projects, including Harrah's Trump Plaza (Atlantic City), Showboat Hotel-Casino (Atlantic City), Harveys (Central City, Colorado), Hard Rock Casino (Las Vegas), and Harveys (Council Bluffs, Iowa). Mr. Rafferty's involvement in these "ground-up" projects included obtaining licenses and permits, negotiating contracts, and working with compliance officials of state and municipal governments. Additionally, Mr. Rafferty opened the Showboat Hotel-Casino (Altantic City) as Director of Personnel.
Mr. Rafferty earned his B.S. in Hotel Administration from the University of Nevada, Las Vegas (1978) and an M.S. in Industrial Relations from Rutgers University (1989).

                                  THE COMMITTEE

The Committee consists of the following individuals:

JAMES C. ILLIUS. Mr. Illius has been a director of the Company since May 1999. Mr. Illius is the Company's single largest individual stockholder. Mr. Illius is the founder and President of Builder's Loft, Inc., a wholesale building supplier, a company with sales of approximately five million dollars annually. Mr. Illius has been involved in the building and construction business for approximately 30 years in the Cleveland, Ohio area. Mr. Illius is an active stock market investor and manages his Company's pension fund. Mr. Illius also invests in and develops real estate.

JOHN R. DUBER. Mr. Duber was named a director of the Company in February 1998. From January 1998 through September 1, 2001, Mr. Duber was employed by the Company as its Director of Investor Relations. Mr. Duber was elected Vice-President and Assistant Secretary of the Company in February 1998, but he is not currently drawing a salary and is effectively no longer functioning as an officer or employee of the Company. Mr. Duber is currently a private investor and works as a private contractor in the skilled trade area.

PAUL J. DEMATTIA. Mr. DeMattia served as a director of the Company from February 1998 until September 2001. He is the President and founder of DeMattia Cartage, Incorporated, which owns and operates various trucks and trailers for specialized delivery service.

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ROGER A. SMITH. Mr. Smith is a recently retired teacher who taught in the
Toledo, Ohio public school system for 30 years.

                      REASONS FOR THIS CONSENT SOLICITATION

We believe in the Company's potential for success. It is the Committee's view that the Company can be re-directed by hiring a skilled management team, which should result in improved stockholder value. The Committee believes that its nominee, Mr. Rafferty, has the potential to enhance stockholder value by attracting a new management team with the strategic vision, experience, and casino design and development skills to work with the newly constituted Board. We believe that Mr. Rafferty will assist the Board in managing the business and affairs of the Company by recruiting an experienced casino management team from his contacts in the industry.

MR. RAFFERTY HAS SIGNIFICANT EXPERIENCE IN MANAGING CASINO DEVELOPMENT PROJECTS.

     o Mr. Rafferty was part of the management team that developed the Council Bluffs property for Harveys. The Council Bluffs site lay in an area with characteristics quite similar to the Company's Diamondhead property.

     o Mr. Rafferty believes that his 24 years of management experience and success in the casino industry proves that he can adapt and respond to rapidly changing local and national customer bases and design effective marketing strategies.

     o Mr. Rafferty has a long history of designing and developing casinos in protected environments. Lake Tahoe, Nevada has a complex set of environmental regulations. Despite these hurdles, Mr. Rafferty led the way to the development of a master plan for downtown South Lake Tahoe by working with both environmental groups and the business community to find a win-win solution for all.

     o Mr. Rafferty believes that he has an impeccable reputation with lenders experienced in the gaming industry. Moreover, Mr. Rafferty has never been involved with a losing casino project. Particularly while at Harveys, Mr. Rafferty delivered projects that were well-planned and he delivered what was promised. Mr. Rafferty believes that his reputation was built through working closely with banking partners in the communities in which he does business. By sharing strategic business plans with local business leaders, Mr. Rafferty has the reputation of bringing economic vibrancy to the communities he serves. Mr. Rafferty believes that this reputation will assist him in attempts to secure the financing necessary to bring the Diamondhead property to its full potential as a deluxe casino entertainment complex.

MR. RAFFERTY HAS A PLAN FOR DEVELOPING THE DIAMONDHEAD PROPERTY.

     o Mr. Rafferty believes that the Diamondhead property presents a very special opportunity for casino development. Assuming that the property can be properly permitted for casino development, its proximity to the growing and prosperous southeastern Louisiana market and Hancock and Pearl River counties of Mississippi, as well as its location off of Interstate 10, are all positive attributes for the design and development of a deluxe casino entertainment complex. Mr. Rafferty believes, however, that location alone will not be sufficient to develop the Diamondhead property to its fullest potential.

     o Mr. Rafferty's plan recognizes that a successful casino must differentiate itself in this marketplace. We believe that a deluxe casino entertainment complex, with the proper collection of activities that would complement the casino, is the best type of project to capitalize on the Diamondhead property's strengths. It is Mr. Rafferty's belief that this property should be built primarily for the loyal and regular customers who will come to Diamondhead from the Gulf Coast area.

     o Based upon his previous experiences in "ground-up" casino projects, Mr. Rafferty believes that it will take up to two years to break ground on the Diamondhead property. During this period, the Company would need to obtain an environmental impact study, develop a master plan and obtain the required environmental licenses.

     o Mr. Rafferty's plan embraces four other strategic elements that the Committee believes are necessary to increase the likelihood of the Diamondhead property's success as a waterfront casino and increase and promote stockholder value:

               1) the master plan for the site should focus on the core needs and wants of the customers, who will most likely be from the local Gulf Coast market;

               2) the property should be managed by an experienced team that understands the complexities of developing a casino/entertainment complex that will have a minimal impact on the environmentally sensitive Gulf Coast region;

               3) the management team needs to understand and appreciate the changing economics of the casino business in general and the specific pressures that will affect the Gulf Coast in the next 10 years; and

               4) the management should have a proven ability to obtain financing for a project in today's economic environment.

     o Other elements of the plan, in Mr. Rafferty's view, consist of confidential trade secrets, which he hopes to present to the Board of Directors once a suitable nondisclosure agreement can be negotiated. Mr. Rafferty has undertaken an ongoing series of research studies and analyses, including patron demographic and behavioral studies, patron origin, player tracking and direct mail studies of area casinos, as well as studies of casino amenities and regional business development.

WHY MS. VITALE SHOULD BE REMOVED FROM THE BOARD OF DIRECTORS.

In our view, the existing senior management team, led by Ms. Vitale, has been given an adequate opportunity to manage the Company and develop the Diamondhead property. The Company's Chief Executive Officer, Ms. Vitale, has never presented a master plan for the development of the Diamondhead property to the Board, despite the fact that the Company has owned the land since 1993. Ms. Vitale has served as Chief Executive Officer of the Company since 1998, and has also served as Chief Executive Officer of the Company's two subsidiaries responsible for the project, Casino World, Inc. and Mississippi Gaming Corporation, since 1997. The entire 404.5 acres consisting of the Diamondhead property has sat undeveloped since the Company exercised its option to buy it in 1993.

Ms. Vitale's experience with the Company has consisted of leading it through the conclusion of multiple lawsuits and the sale of the Company's cruise ships. It is the Committee's belief that Ms. Vitale simply does not have the required experience in developing, building, designing, or operating a deluxe casino entertainment complex, the primary development goal of the Diamondhead property.

Additionally, Ms. Vitale has resisted the presentation of Mr. Rafferty's proposal to the Board of Directors. In connection with the presentation, Mr. Rafferty attempted to obtain the execution of a mutual non-disclosure agreement to protect any proprietary information contained in his business plan (including a mutual indemnification and covenant not to sue with regard to discussions leading to any change in management). Without consulting the Board of Directors, however, Ms. Vitale refused to sign such agreement.

The Committee has not discussed any specific plans or recourse if the Committee is unsuccessful in obtaining a sufficient number of consents to remove Ms. Vitale and elect Mr. Rafferty to the Board of Directors. Although it is possible that all or part of the Committee may make subsequent attempts to remove Ms. Vitale or any other current directors and elect the Committee's nominees to the Board of Directors, the Committee has not discussed or considered such a plan.

            INTERESTS OF CERTAIN PERSONS IN THE CONSENT SOLICITATION

The name, residence, and business address, present principal occupation or employment, the name, principal place of business, and address of any corporation or other organization in which such employment is carried on, and the citizenship of each member of the Committee and Mr. Rafferty is set forth below:

James-Edward Clark Illius is a citizen of the United States. His residence address is 3791 Francis Drive, Rocky River, Ohio 44116. He has been a stockholder of the Company since June 1994. He is the founder and President of Builders Loft, Inc. (13229 Enterprise Avenue, Cleveland, Ohio 44135), a company engaged in selling exterior residential and commercial building products.

John Robert Duber is a citizen of the United States. His residence address is 20018 Westover Avenue, Rocky River, Ohio 44116. He is a private investor, and was named as a Director of the Company on February 18, 1998. From January 1998 until September of 2001, Mr. Duber was employed by the Company as its Director of Investor Relations.

Paul Joseph DeMattia is a citizen of the United States. His residence address is 4002 Pine Forest Drive, Parma, Ohio 44134. He is the President and founder of DeMattia Cartage, Incorporated (6366 Eastland Road, Brook Park, Ohio 44142), which owns and operates various trucks and trailers for specialized delivery service. DeMattia served on the Board of Directors of the Company from February 1998 until September 2001.

Roger Alan Smith is a citizen of the United States. His residence address is 5837 Sylvan Green, Sylvania, Ohio 43560. He is a recently retired teacher who taught in the Toledo, Ohio public school system for 30 years.

James Joseph Rafferty is a citizen of the United States. His residence address is 2190 Ocean Boulevard, Rye, New Hampshire 03870. He currently serves as a principal in his own consulting firm, Rafferty & Associates (P.O. Box 1412, Portsmouth, NH 03802), which specializes in marketing and strategic planning for the casino industry.

Information with respect to each member of the Committee and Mr. Rafferty is given solely by such member or Mr. Rafferty and no member of the Committee or Mr. Rafferty has responsibility for the accuracy or completeness of the information supplied by the other participants.

As of April 1, 2002, according to the Company's most recent filing with the SEC, the Annual Report on Form 10-KSB for the year ended December 31, 2001, there were issued and outstanding 32,620,043 shares of common stock of the Company. The number of shares of common stock beneficially owned by the members of the Committee together is 7,955,719 (including 400,000 of Mr. Illius's options, 400,000 of Mr. DeMattia's options, 450,000 of Mr. Duber's options, and
3,420,455 shares held by the ESOP, of which Mr. Duber is co-trustee). Neither Mr. Rafferty nor the Committee members hold shares of preferred stock of the Company.

In July 1999, Mr. Illius received 1,000,000 shares of the Company's common stock in repayment of loans to the Company in the aggregate amount of $300,000. He beneficially owns an additional 1,522,551 shares of the Company's common stock which he acquired through personal funds for the approximate price of $1,427,181. The Builder's Loft, Inc. Pension Plan, of which Mr. Illius is trustee, holds 20,000 shares of the Company's common stock. The address of the Pension Plan is c/o Builder's Loft, Inc., 13229 Enterprise Avenue, Cleveland, Ohio 44135. Mr. Illius beneficially owns 2,942,551 shares of the Company's common stock, including 400,000 shares underlying stock options, 32,000 shares that are in college accounts for his children, and 1,000,000 shares held jointly with his wife, which constitute approximately 8.9% of the outstanding shares of common stock, calculated in accordance with Rule 13d-3(d)(i)(D) promulgated under the Exchange Act of 1934, as amended (the "Exchange Act"). No other associates of Mr. Illius own any of the Company's securities. This percentage does not take into account shares of preferred stock noted above. Mr. Illius is the record owner of 1,000,000 shares of the Company's common stock, held jointly with his wife. Mr. Illius has not purchased or sold any of the Company's common stock in the last two years.

Mr. Duber acquired 139,060 shares of the Company's common stock with personal funds for the approximate price of $240,000. 3,447,208 shares are held by the ESOP, of which Mr. Duber is co-trustee (this figure includes 26,753 shares of the Company's common stock which were allocated to him as a participant in the
ESOP). Mr. Duber beneficially owns 4,036,268 shares of the Company's common stock, including 450,000 shares underlying stock options, which constitute approximately 12.2% of the outstanding shares of common stock, calculated in accordance with Rule 13d-3(d)(i)(D). This percentage does not take into account shares of preferred stock noted above. r. Duber has not purchased or sold any of the Company's common stock in the last two years.

Mr. DeMattia acquired 91,500 shares of Company's common stock with personal funds for the approximate price of $94,000. 90,000 of those shares are held jointly with his spouse. Mr. DeMattia beneficially owns 491,500 shares of Company's common stock, including 400,000 shares underlying stock options, which constitute 1.5% of the outstanding shares of common stock, calculated in accordance with Rule 13d-3(d)(i)(D). This percentage does not take into account shares of preferred stock noted above. All of Mr. DeMattia's shares are held in brokerage accounts. See the following table for Mr. DeMattia's purchases and sales of the Company's common stock in the last two years.

Mr. Smith acquired 485,400 shares of the Company's common stock with personal funds for the approximate price of $200,000. All of such shares are held in brokerage accounts. See the following table for Mr. Smith's purchases and sales of the Company's common stock in the last two years.

As of the date of this filing, Mr. Rafferty does not beneficially own any shares of any series of stock of the Company. Mr. Rafferty has not purchased or sold any of the Company's common stock in the last two years.

Each member of the Committee disclaims beneficial ownership of the shares of the Company's common stock reported hereunder as beneficially owned by another member of the Committee.

Over the past two years, the following Committee members have purchased or sold the Company's common stock in the following quantities:


  NAME                   TRANSACTION DATE      NUMBER OF SHARES     PURCHASED/SOLD        PER SHARE PRICE
  ----                   ----------------      ----------------     --------------        ---------------
  Smith                  10/23/00              40,000               Purchased             $0.17
                         10/24/00              20,000               Purchased             $0.17
                         10/26/00              15,000               Purchased             $0.193
                         10/30/00              20,000               Purchased             $0.20
                         10/31/00              10,000               Purchased             $0.20
                         11/03/00              5,000                Purchased             $0.20
                         11/21/00              15,000               Purchased             $0.21
                         11/22/00              15,000               Purchased             $0.21
                         12/28/00              10,000               Purchased             $0.185

  NAME                   TRANSACTION DATE      NUMBER OF SHARES     PURCHASED/SOLD        PER SHARE PRICE
  ----                   ----------------      ----------------     --------------        ---------------

                         12/28/00              10,000               Purchased             $0.185
                         05/03/01              5,000                Sold                  $1.01
                         08/01/01              3,200                Purchased             $0.62
                         08/17/01              2,000                Sold                  $0.68
                         08/17/01              8,000                Sold                  $0.68
                         09/10/01              10,000               Purchased             $0.63
                         01/09/02              8,000                Sold                  $0.858
                         01/09/02              5,000                Sold                  $0.858
                         01/09/02              11,500               Sold                  $0.858
                         01/09/02              3,800                Sold                  $0.858
                         01/14/02              1,500                Sold                  $0.82
                         01/14/02              3,500                Sold                  $0.82
                         01/16/02              5,000                Purchased             $0.80
                         01/24/02              2,500                Purchased             $0.81
                         01/24/02              2,500                Purchased             $0.80
                         01/24/02              2,500                Purchased             $0.81
                         01/25/02              9,100                Purchased             $0.81
                         04/02/02              3,350                Purchased             $1.02

  DeMattia               10/16/00              5,000                Purchased             $0.19
                         10/16/00              15,000               Purchased             $0.21
                         04/02/02              5,000                Sold                  $1.01
                         04/02/02              2,500                Sold                  $1.00
                         04/05/02              5,000                Sold                  $1.03
                         04/08/02              5,000                Sold                  $1.02

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, to the Committee's knowledge, and based on the Company's Annual Report on Form 10-KSB filed with the SEC on April 11, 2002, the beneficial ownership of the outstanding voting stock held by: (i) each person or entity beneficially owning more than 5% of the shares of any class of voting stock, (ii) each director, nominee, and certain executive officers, individually, (iii) all directors and executive officers as a group, all as of April 1, 2002; and (iv) any "groups" as that term is used in Section 13(d)(3) of the Exchange Act.

                                               AMOUNT AND
                                               NATURE OF                                           PERCENT OF
NAME                                           BENEFICIAL                           PERCENT        VOTING STOCK
AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP          TITLE OF CLASS    OF CLASS       (1)
-------------------------------                ---------          --------------    --------       ------------
EUROPA CRUISES CORPORATION EMPLOYEE STOCK
OWNERSHIP PLAN TRUST (2)...............        3,420,455           Common            9.27%           8.83%
150-153rd Avenue Madeira Beach,
Florida 33708

DEBORAH A. VITALE (2)(3)(4)............        5,666,865           Common           15.36%          14.63%
Chairman, President, CEO, Secretary and
Treasurer; Chairman, President, Secretary
and Treasurer of Casino World, Inc. and
Mississippi Gaming Corp.
1013 Princess Street Alexandria, Virginia
22314


                                               AMOUNT AND
                                               NATURE OF                                           PERCENT OF
NAME                                           BENEFICIAL                           PERCENT        VOTING STOCK
AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP          TITLE OF CLASS    OF CLASS       (1)
-------------------------------                ---------          --------------    --------       ------------
JOHN R. DUBER (2)(3)(5)................        4,036,268          Common             12.2%         11.6%
Director, Vice-President and Assistant
Secretary
20018 Westover Avenue
Rocky River, OH 44116

JAMES ILLIUS (6).......................        2,942,551          Common             8.9%          8.4%
Director
3791 Francis Drive
Rocky River, OH 44116

GREGORY HARRISON (6)...................        1,133,000          Common             3.07%         2.93%
Director
16209 Kimberly Grove
Gaithersburg, MD 20878

SERCO INTERNATIONAL LIMITED............        924,334            Common             2.50%         7.10%
P.O. Box 15
A-9010 Klagenfurt, AUSTRIA                     900,000            S-NR Preferred     100%

                                               926,000            S Preferred        100%

AUSTROINVEST INTERNATIONAL
LIMITED (7)............................        924,334            Common             2.50%         7.10%
P.O. Box 15
A-9010 Klagenfurt, AUSTRIA                     900,000            S-NR Preferred     100%

                                               926,000            S Preferred        100%

ERNST G. WALTER (7)....................        924,334            Common             2.50%         7.10%
14700 Gulf Blvd., Apt. 401
Madeira Beach, FL 33708                        900,000            S-NR Preferred     100%

                                               926,000            S Preferred        100%

ALL DIRECTORS AND OFFICERS AS A GROUP (5
persons)...............................        10,459,039                            28.34%        27.01%

THE COMMITTEE OF CONCERNED EUROPA
STOCKHOLDERS (8).......................        7,955,719          Common             24.4%         23.1%
c/o James C. Illius
3791 Francis Drive
Rocky River, OH 44116

FRANK E. WILLIAMS, JR. (9) ............        6,999,865          Common             21.5%         20.3%
2789-B Hartland Road
Falls Church, VA  22043


--------------------------------

(1) Common Stock and S-NR Preferred and S Preferred shares have been combined for the purpose of calculating voting percentages.

(2) The Europa Cruises Corporation Employee Stock Ownership Plan ("ESOP") was established on August 18, 1994. The Trustees of the ESOP are Deborah A. Vitale, President, CEO, and Chairman of the Board and John R. Duber, Vice-President and a Director. As of December 31, 2001, 1,579,545 ESOP shares had been released and 1,500,000 ESOP shares had been allocated to participants in the ESOP. The participants in the ESOP are entitled to direct the Trustees as to the manner in which the Company's allocated shares are voted. Unallocated shares are voted by the Trustees. The Trustees are required to vote the ESOP shares in the best interests of ESOP beneficiaries.

(3) Includes 3,420,455 unallocated shares of Common Stock which may be voted by Ms. Vitale and Mr. Duber as Co-Trustees of the ESOP.

(4)  Includes options to purchase 2,100,000 shares of Common Stock.

(5)  Includes options to purchase 450,000 shares of Common Stock.

(6)  Includes options to purchase 400,000 shares of Common Stock.

(7) Serco International Limited and Austroinvest International Limited are affiliated entities. The Company understands that Dr. Ernst Walter is the sole director of each company. The total beneficial ownership of securities of the Company held by the two corporations and Dr. Walter includes:
     900,000 shares of Series S-NR Preferred Stock owned by Serco International Limited; 924,334 shares of Common Stock owned by Serco International Limited; and 926,000 shares of S Preferred Stock owned by Austroinvest International Limited.

(8) Based on the Schedule 13D filed with the Securities and Exchange Commission by members of the Committee on April 18, 2002.

(9) Based on the Schedule 13D filed with the Securities and Exchange Commission on April 19, 2002.

                REMOVAL AND CONSENT PROCEDURES UNDER DELAWARE LAW

Section 141(k) of the DGCL provides that, unless the directors have staggered terms or the corporation has cumulative voting, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Company's directors do not have staggered terms, nor do the bylaws provide for cumulative voting. Article Three,
Section 1 of the Company's bylaws specifically provides that a director may be removed at any time, either with or without cause, at a special meeting of the stockholders that is called to remove such director.

Section 228 of the DGCL generally provides that, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered agent at its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of the meetings of stockholders are recorded. Article Two, Section 11 of the Company's bylaws specifically provides that, in lieu of a meeting or notice, any action that can be taken at a meeting of stockholders may be obtained by the written consent of the holders of a majority of the outstanding shares of voting stock of the Company.

Section 213(b) of DCGL generally provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered agent at its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. On April 25, 2002, Mr. Illius delivered a signed written consent to the Company's registered agent setting forth and consenting to the Proposals which, pursuant to Section 213(b) of the DCGL, fixes April 25, 2002 as the Record Date for the solicitation.

Under section 228(c) of the DGCL, consents must be received by the Company within 60 days of the Record Date in order to be effective. Accordingly, consents cannot be submitted later than June 26, 2002. However, because the Proposals will become effective upon our delivery to the Company of valid and unrevoked consent cards totaling more than 50% of the shares entitled to vote as of the Record Date, and because this may occur before the 60-day period has expired, we urge you to act promptly in order to assure that your vote will count.

If the Proposals are adopted pursuant to this Consent Statement, prompt notice must be given by the Company pursuant to Section 228(d) of the DGCL to stockholders who have not executed written consents.

                          IMPORTANT--CONSENT PROCEDURES

1. If your shares are held on the records of the Company's stock transfer agent in your own name, please sign, date and mail the enclosed WHITE consent card to our consent solicitor, Georgeson Shareholder Communications Inc., in the postage-paid envelope provided.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed representing your shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Georgeson Shareholder Communications Inc. so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

You should note that the failure to return your consent card or electing to "ABSTAIN" will have the same effect as voting against the Proposals. Additionally, if your broker or nominee does not receive consent instructions from you, your shares will not be counted and will have the same effect as a vote against the Proposals. If the record holder signing, dating and returning the WHITE consent card has failed to check a box for Proposals one or two, your vote will be to consent to such Proposals. In addition, a failure to check a box to revoke any prior written consents to remove Mr. Duber from the Board and replace him with Mr. Williams will be considered a revocation of such prior consent.

You may choose to revoke an executed consent card at any time before the Proposals become effective by marking, dating, signing, and delivering a written revocation to Georgeson Shareholder Communication Inc. A revocation may be in any written form signed by the record holder as long as it clearly states that the consent previously given is no longer effective. Additionally, the delivery of a subsequent and properly dated WHITE consent card in opposition to an earlier properly completed WHITE consent card will also constitute a revocation of the earlier consent.

If you have any questions or require any assistance in executing your consent, please call Georgeson Shareholder Communications Inc. at the following number:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                 17 State Street
                                   10th Floor
                               New York, NY 10004
                            Toll Free: (866) 318-0501

                Banks and Brokerage Firms, please call collect:
                                 (212) 440-9800

To access more information about our solicitation on the World Wide Web, use the following address: www.proxymaterial.com/kruz/

                              SOLICITATION EXPENSES

The members of the Committee may solicit consents by messenger, postal mail, telephone, telefax, e-mail, and/or face-to-face communication. The members of the Committee will receive no compensation for their solicitation of consents. In addition, the Committee has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of the consents with respect to shares of the Company's voting stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitations may be made through the use of mail, by telephone or by personal calls. The anticipated costs of Georgeson's services will not exceed $100,000, plus out-of-pocket expenses. Georgeson anticipates using between 35 and 50 people to assist in the solicitation process.

The expense of preparing and mailing this and any other soliciting material and the total expenditures relating to the solicitation of consents (including, without limitation, costs, if any, related to the advertisement, printing, attorneys' fees, consultants, public relations, transportation and litigation) will initially be borne by the members of the Committee and Mr. Rafferty. The Committee and Mr. Rafferty estimate that the total expenditures relating to the solicitation of consents (including Georgeson) will be approximately $__________. Total cash expenditures have been approximately $________ to date. THE COMMITTEE BELIEVES THAT THIS CONSENT SOLICITATION TO REMOVE AND REPLACE MS. VITALE, IF SUCCESSFUL, WILL ENHANCE THE VALUE OF THE COMPANY FOR ITS STOCKHOLDERS. Therefore, the Committee presently intends to seek reimbursement from the Company for the reasonable expenses in connection with this solicitation. We do not anticipate that this matter will be submitted to a vote of security holders, unless required by law.

                           FORWARD-LOOKING STATEMENTS

The Committee urges you to read this Consent Statement carefully. The views expressed in this Consent Statement contain judgments, which are subjective in nature and in certain cases forward-looking in nature. Forward-looking statements by their nature contain estimates made without the benefit of actual measurement. Such statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this Consent Statement does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

                                REVOCABLE CONSENT

                             CONSENT SOLICITATION BY
                 THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS
                   WITH RESPECT TO EUROPA CRUISES CORPORATION

         Unless otherwise indicated below, the undersigned, a stockholder of record of Europa Cruises Corporation (the "Company") as of the close of business on April 25, 2002 (the "Record Date"), hereby consents, pursuant to Section 228 of the Delaware General Corporation Law, with respect to the number of shares of voting stock held by the undersigned, to the taking of the following actions without a meeting of the stockholders of the Company:

         Please mark your votes as /X/ as indicated in this example.

THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS RECOMMENDS THAT YOU CONSENT TO PROPOSALS ONE AND TWO. THE COMMITTEE ALSO RECOMMENDS THAT YOU REVOKE ANY PRIOR WRITTEN CONSENTS TO REMOVE MR. DUBER FROM THE BOARD OF DIRECTORS AND REPLACE HIM WITH MR. WILLIAMS BY CHECKING THE BOX MARKED "REVOKE" BELOW.

PROPOSAL 1: To remove Ms. Deborah Vitale, the current Chairman of the Board of Directors.

 CONSENT /  /               DOES NOT CONSENT /  /              ABSTAIN /  /


PROPOSAL 2: To elect to the Board of Directors Mr. James Rafferty, to serve until his successor has been duly elected and qualified.

 CONSENT /  /               DOES NOT CONSENT /  /              ABSTAIN /  /


PROPOSAL 3: To revoke any and all prior written consents that you may have executed to remove Mr. John Duber as a member of the Board of Directors and replace him with Mr. Frank E. Williams, Jr. IF YOU HAVE NOT PREVIOUSLY EXECUTED A CONSENT, YOU SHOULD IGNORE THIS PROPOSAL 3.

 REVOKE /  /                DOES NOT REVOKE /  /



(CONTINUED ON REVERSE SIDE)

CONSENT CARD

THE EFFECTIVENESS OF PROPOSALS ONE AND TWO ARE NOT CONDITIONED UPON THE ADOPTION OF BOTH PROPOSALS.

IF YOU FAIL TO MARK A BOX FOR PROPOSAL 1 OR PROPOSAL 2, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL.

IF YOU FAIL TO MARK A BOX FOR PROPOSAL 3, THE UNDERSIGNED WILL BE DEEMED TO REVOKE ANY AND ALL PRIOR WRITTEN CONSENTS THE UNDERSIGNED MAY HAVE EXECUTED TO REMOVE MR. JOHN DUBER AS A MEMBER OF THE BOARD OF DIRECTORS AND REPLACE HIM WITH MR. FRANK E. WILLIAMS, JR.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT SHOULD BE SIGNED, DATED AND MAILED PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



Dated
       ----------------------------------------------

Print Name
            -----------------------------------------

Signature (s)
               --------------------------------------

Signature (s)
               --------------------------------------

Authority
           ------------------------------------------

Please sign exactly as the name appears on the stock certificate or on the attached label. If shares are held by joint tenants, both should sign. In case of joint owners, each joint owner must sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., please give full title.